Execution Version

INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

This INTERIM INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made this 10th day of September, 2026, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as “VALIC,” and JANUS HENDERSON INVESTORS US LLC, hereinafter referred to as the “SUB-ADVISER.”

VALIC and the SUB-ADVISER recognize the following:

(a)	VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

(b)

VALIC Company I (“VC I”) is a series type of investment company issuing separate classes (or series) of shares and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c)	VC I currently consists of thirty-six portfolios (“Funds”):

Aggressive Allocation Lifestyle Fund

Asset Allocation Fund

Capital Appreciation Fund

Conservative Allocation Lifestyle Fund

Core Bond Fund

Dividend Value Fund

Dynamic Allocation Fund

Emerging Economies Fund

Global Real Estate Fund

Global Strategy Fund

Government Securities Fund

Growth Fund

High Yield Bond Fund

Inflation Protected Fund

International Equities Index Fund

International Government Bond Fund

International Growth Fund

International Opportunities Fund

International Socially Responsible Fund

International Value Fund

Large Cap Core Fund

Mid Cap Index Fund

Mid Cap Strategic Growth Fund

Mid Cap Value Fund

Moderate Allocation Lifestyle Fund

Nasdaq-100® Index Fund

Science & Technology Fund

Small Cap Core Fund

Small Cap Growth Fund

Small Cap Index Fund

Small Cap Value Fund

Stock Index Fund

Systematic Core Fund

Systematic Growth Fund

Systematic Value Fund

U.S. Socially Responsible Fund

In accordance with VC I’s Articles of Incorporation (the “Articles”), new Funds may be added to VC I upon approval of VC I’s Board of Directors (whose members are referred to as “Directors”) without the approval of Fund shareholders. This Agreement will apply only to the Fund(s) set forth on the attached Schedule A, and any other Fund(s) as may be added or deleted by amendment to the attached Schedule A (each a “Covered Fund,” and collectively, the “Covered Funds”).

(d)	The SUB-ADVISER is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)

VC I, on behalf of the Covered Funds, and VALIC were parties to the Investment Advisory Agreement dated January 13, 2025 (the “Previous Advisory Agreement”), pursuant to which VALIC provided management services to the Covered Funds.

(f)

VALIC and the SUB-ADVISER were parties to the Investment Sub-Advisory Agreement dated June 30, 2026 (the “Previous Sub-Advisory Agreement”), pursuant to which the SUB-ADVISER provided investment advisory services to the Covered Fund(s).

(g)

In connection with a change in control of Corebridge Financial, Inc., the ultimate parent of VALIC, the Previous Advisory Agreement terminated as a result of its “assignment,” as that term is defined in the 1940 Act, and the Previous Sub-Advisory Agreement automatically terminated upon the termination of the Previous Advisory Agreement.

(h)

VC I, on behalf of the Covered Funds, and VALIC entered into an Interim Investment Advisory Agreement as of the date hereof (the “Interim Advisory Agreement”), pursuant to Rule 15a-4 under the 1940 Act to provide for continuity of management services.

(i)

VALIC desires to retain the SUB-ADVISER under this Agreement to provide investment advisory services with respect to all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER during the term of the Interim Advisory Agreement, and the SUB-ADVISER is willing to provide such services to the Covered Fund(s) until the earlier of: (i) 150 days from the date of this Agreement; or (ii) the date on which a new investment advisory agreement between VC I, on behalf of the Covered Fund(s), and VALIC (the “New Advisory Agreement”) is approved by a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Covered Fund(s), in each case unless earlier terminated pursuant to the terms hereof.

VALIC and the SUB-ADVISER agree as follows:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the control and supervision of VALIC and VC I’s Board of Directors and in conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state laws and regulations, including Section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), VC I’s Articles, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions of any Covered Fund(s) and any applicable procedures adopted by VC I’s Board of Directors and provided to the SUB-ADVISER, shall:

(a)	Manage the investment and reinvestment of all of, or to the extent applicable, a portion of, the assets of the Covered Fund(s) including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination, in its discretion without prior consultation with VALIC or the VC I Board of Directors, of the industries, securities and other investments to be represented in each Covered Fund’s portfolio, and the formulation and implementation of investment programs.

(b)

Maintain a trading desk and place orders for the purchase and sale of portfolio investments (including futures contracts or other derivatives) for each Covered Fund’s account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-ADVISER’s control, direction, and supervision, which brokers or dealers may include brokers or dealers (including futures commission merchants) affiliated with the SUB-ADVISER, subject to applicable law.

Without limiting the foregoing, the SUB-ADVISER represents and warrants to VALIC that all of, or to the extent applicable the portion of, the assets which it manages of the Covered Fund(s) set forth in Schedule A will at all times be operated and managed in compliance with (a) all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) applicable provisions of Subchapter M, chapter 1 of the Code (“Subchapter M”) for each Covered Fund to be treated as a “regulated investment company” under Subchapter M; (c) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code so as not to jeopardize the treatment of the variable annuity contracts that offer the Covered Funds as annuity contracts for purposes of the Code; (d) the provisions of the 1940 Act and rules adopted thereunder; (e) the objectives, policies, restrictions and limitations for the Covered Funds as set forth in the Covered Funds’ current prospectus and statement of additional information (together, the “Registration Statement”) as most recently provided by VALIC to the SUB-ADVISER; and (f) the policies and procedures as adopted by the Board of Directors, as most recently provided by VALIC to the SUB-ADVISER. Upon VALIC’s reasonable written request and to the extent available, the SUB-ADVISER shall furnish information to VALIC, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code. The SUB-ADVISER further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for shares of the Covered Funds, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the SUB-ADVISER expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder (the “1933 Act”) and the 1940 Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

VALIC agrees that SUB-ADVISER shall manage the portion of the assets of a Covered Fund allocated to it as if it was a separate operating fund, unless instructed otherwise in writing from VALIC, and shall comply with the representations and warranties stated in this Section

(including, but not limited to, the investment objectives, policies and restrictions applicable to a Covered Fund and qualifications of a Covered Fund as a regulated investment company under the Code) with respect to the portion of assets of a Covered Fund allocated to SUB-ADVISER.

The SUB-ADVISER may delegate any of its duties and obligations hereunder to any affiliated person (as such term is defined in the 1940 Act) that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that VALIC and the Board of Directors consent to any such delegation and to the terms and conditions thereof and such delegation is permitted by and in conformity with the 1940 Act. The SUB-ADVISER shall be liable to VALIC for any loss or damage arising out of, in connection with or related to the actions or omissions to act of any delegee utilized hereunder. In determining liability, the limitation of liability set forth in Section 7 of this Agreement shall apply to the actions or omissions to act of a delegee.

The SUB-ADVISER makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Covered Fund (or portion thereof) or that the Covered Fund will perform comparably with any standard or index, including other clients of the SUB-ADVISER.

The SUB-ADVISER will assist the Covered Fund(s) and its agents in determining whether prices obtained by the Covered Fund(s) and its agents for valuation purposes accurately reflect the prices on the SUB-ADVISER’s portfolio records relating to the assets of the Covered Fund(s) for which the SUB-ADVISER has responsibility at such times as VALIC shall reasonably request; provided, however, that the parties acknowledge that the SUB-ADVISER is not the fund accounting agent for the Covered Fund(s) and is not responsible for pricing determinations or calculations and any information provided pursuant to this position by the SUB-ADVISER will be provided for information purposes only.

In performing the services described in paragraph (b) above, the SUB-ADVISER shall use its best efforts to obtain for the Covered Fund(s) the best execution of portfolio transactions, under the circumstances of each trade and on the basis of the SUB-ADVISER’S best execution policy and all other relevant factors and considerations. Subject to policies and procedures that may be adopted by VC I’s Board of Directors and Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the SUB-ADVISER may cause the Covered Fund(s) to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research products or services, including statistical data, to the SUB-ADVISER. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the SUB-ADVISER may engage its affiliates, VALIC and its affiliates or any other sub-adviser to VC I and its respective affiliates, as broker-dealers or futures commission merchants to effect Covered Fund transactions in securities and other investments for a

Covered Fund.

Furthermore, on occasions when the SUB-ADVISER deems the purchase or sale of a security to be in the best interest of one or more of the Covered Fund(s) as well as other clients of the SUB-ADVISER, it may allocate such transactions in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Covered Fund(s) and to such other clients. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization.

The SUB-ADVISER may aggregate sales and purchase orders of securities held by the Covered Fund(s) with similar orders being made simultaneously for other accounts managed by the SUB-ADVISER or with accounts of the affiliates of the SUB-ADVISER, if in the SUB-ADVISER’s reasonable judgment such aggregation is fair and reasonable and consistent with the SUB-ADVISER’S fiduciary obligations to the Covered Fund(s) and its other clients, considering factors such as the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. VALIC acknowledges that the determination whether such aggregation of sales and purchase orders of securities held by the Covered Fund(s) by the SUB-ADVISER is fair and reasonable is subjective and that such aggregation of orders represents the SUB-ADVISER’s evaluation that the Covered Fund(s) is benefited by relatively better purchase and sale prices, lower brokerage expenses and beneficial timing of transactions in combination of these other factors.

With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements and similar types of master agreements, and options on futures contracts, which are permitted to be made by the SUB-ADVISER in accordance with this Agreement and the investment objectives and strategies of the Covered Fund(s), as outlined in the Registration Statement for the Covered Fund(s), VALIC hereby authorizes and directs the SUB-ADVISER to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement, including, but not limited to, executing as agent, on behalf of the Covered Fund(s), master and related agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Covered Fund(s), such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The SUB-ADVISER also is hereby authorized to instruct a Covered Fund’s custodian with respect to any collateral management activities in connection with any derivatives transactions and to enter into standard industry protocol arrangements (including those published by ISDA). The SUB-ADVISER is also authorized to provide evidence of its authority to enter into such master and related agreements, including by delivering a copy of this provision. VALIC acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the SUB-ADVISER for such investment purposes and agrees to provide the SUB-ADVISER with tax information, governing documents, legal opinions and other information concerning the Covered Fund(s) as may be reasonably necessary to complete such agreements and other documentation. The SUB-ADVISER is required to provide VALIC with copies of the applicable agreements and documentation promptly upon written request and to notify VALIC of any claims by counterparties or financial intermediaries that a Covered Fund has triggered an early termination or default provision or otherwise is out of compliance with the terms of the applicable agreement or that the counterparty is excused from performing under the agreement. The SUB-ADVISER is hereby authorized, to the extent required by regulatory agencies or market practice, to reveal VC I and the Covered Fund’s identity and address to any financial intermediary through which or with which financial instruments are traded or cleared.

The authority shall include, without limitation the authority on behalf of and in the name of the Covered Fund(s) to execute: (i) documentation relating to private placements, loans and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation); (ii) waivers, consents, amendments or other modifications relating to investments; and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

The SUB-ADVISER is authorized to terminate all such master and related agreements and other documentation with respect to a Covered Fund when it determines it is in the best interest of the Covered Fund to do so, and it is authorized to exercise all default and other rights of the Covered Fund against the other party(ies) to such agreements in accordance with its fiduciary duties and the best interest of the Covered Fund. Upon termination of this Agreement, the SUB-ADVISER agrees to remove the Covered Fund(s) as parties to such agreements and to consult with Adviser regarding close-out, novation or continuation of positions under the agreements and retention of accounts or transfer of such accounts, which VALIC shall determine in its sole discretion. If instructed by VALIC to do so, the SUB-ADVISER shall close out open positions and transfer financial instruments in accordance with VALIC’s instructions.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and VC I’s Board of Directors regarding the performance of its services under this Agreement. The SUB-ADVISER will make available to VALIC and VC I promptly upon their reasonable written request all of the Covered Fund(s)’ investment records and ledgers to assist VALIC and VC I in compliance with respect to each Covered Fund’s securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish VC I’s Board of Directors such periodic and special reports as VALIC and VC I’s Board of Directors may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations.

Should VALIC at any time make any definite determination as to any investment policy and notify the SUB-ADVISER in writing of such determination, within a reasonable time after receipt of such notice as agreed to by the SUB-ADVISER and VALIC the SUB-ADVISER shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked, provided such determination will permit SUB-ADVISER to comply with the first paragraph of this Section.

The SUB-ADVISER will not hold money or investments on behalf of VC I. The money and investments will be held by the Custodian of VC I. The SUB-ADVISER will arrange for the transmission to the Custodian for VC I, on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable the Custodian to perform its administrative responsibilities with respect to the Covered Fund(s). The SUB-ADVISER further shall have the authority to instruct the Custodian of VC I (i) to pay cash for securities and other property delivered, or to be delivered, to the Custodian for the Covered Fund(s), (ii) to deliver securities and other property against payment for the Covered Fund(s), and (iii) to transfer assets and funds to such brokerage accounts as the SUB-ADVISER may designate, all consistent with the powers, authorities and limitations set forth herein.

The Board of Directors of VC I has initially determined to delegate the authority and responsibility to exercise voting rights for a Covered Fund’s securities to VALIC. Subject to the prior approval by the Board of Directors of VC I and upon thirty (30) days’ written notice to the SUB-ADVISER (or such lesser or longer notice as is acceptable to the SUB-ADVISER), VALIC reserves the right to delegate to the SUB-ADVISER responsibility for exercising voting rights for all or a specified portion of the securities held by a Covered Fund. To the extent so delegated, the SUB-ADVISER will exercise voting rights with respect to securities held by a Covered Fund in accordance with the SUB-ADVISER’s written proxy voting policies and procedures, subject to such reasonable reporting and other requirements as shall be established and agreed to in writing by VALIC and the SUB-ADVISER. To the extent VALIC retains the responsibility for voting proxies, the SUB-ADVISER agrees to provide input on certain proxy voting matters or proposals as may be reasonably requested by VALIC. In addition, VALIC will instruct the custodian and other parties providing services to VC I promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Covered Fund (other than materials relating to legal proceedings).

The SUB-ADVISER shall not be responsible for taking any action on behalf of the Covered Funds in connection with any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Covered Fund(s) including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”) or to investigate, initiate, supervise, or monitor the Litigation involving the Covered Funds’ assets.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act or represent VALIC or VC I other than in furtherance of the SUB-ADVISER’s duties and responsibilities as set forth in this Agreement.

Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC’s expenses, except that VALIC shall in all events pay the compensation described in Section 3 of this Agreement. VALIC and the SUB-ADVISER acknowledge that VC I will be ultimately responsible for all brokerage commissions, taxes, custodian fees and other transaction-related fees incurred on behalf of the Covered Fund(s).

The SUB-ADVISER is hereby prohibited from consulting with any other sub-adviser of the Covered Fund(s) (or a portion thereof) or any other sub-adviser to a fund under common control with the Covered Fund(s) (or a portion thereof) concerning securities transactions of the Covered Fund(s) (or a portion thereof) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-l under the 1940 Act.

2.	Confidentiality

Each party will receive and hold any non-public records or other information obtained pursuant to this Agreement (“confidential information”) in the strictest confidence, and acknowledges, represents, and warrants that it will use commercially reasonable efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of a Covered Fund’s business or in connection with a party carrying out its obligations under the Agreement, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Covered Fund; provided that the receiving party shall notify each such person of the confidential nature of the confidential information, and remain liable at all times for the acts or omissions, by such person as it relates to the confidential information and use such information only for the purposes of providing services to the Covered Fund; provided, further, however, this covenant shall not apply to information which: (i) has been made publicly available by the other party or is otherwise in the public domain through no fault of the disclosing party; (ii) is within the legitimate possession of the disclosing party prior to its disclosure by such party and without any obligation of confidence; (iii) is lawfully received by the disclosing party from a third party when, to disclosing party’s actual knowledge and belief, such third party was not restricted from disclosing the information to such party; (iv) is independently developed by the disclosing party through persons who have not had access to, or knowledge of, the confidential information; or (v) is approved in writing for disclosure by the other party prior to its disclosure.

Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any written request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 2.

To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is: (i) required by any law or regulation; (ii) required or requested by, or necessary under the rules of, any court, any governmental agency or other regulatory authority (including, without limitation, any stock exchange or self-regulatory organization); or (iii) necessary in connection with any action, investigation or proceeding (including, without limitation, as part of any interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, in each case whether oral or written, or any other legal or regulatory process); provided, however, to the extent permitted by law, regulation or regulatory requirement, such party shall promptly notify the other party of the pending disclosure in writing and cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes related to the action, investigation or proceeding).

For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, professional advisers (including lawyers, accountants and investment bankers), consultants, affiliates or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 2 are in addition to the terms of any other agreements between the parties or their affiliates.

The parties agree that, notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information.

3.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund’s average daily net assets computed for each Covered Fund as provided for in the fee schedule attached hereto as Schedule A. Schedule A may be amended from time to time by written agreement executed by VALIC and the SUB-ADVISER, provided that amendments are made in conformity with applicable laws and regulations and the Articles and Bylaws of VC I. Any change in Schedule A pertaining to any new or existing Covered Fund shall not be deemed to affect the interest of any other Covered Fund and shall not require the approval of shareholders of any other Covered Fund.

VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month. If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of VC I. Any reimbursement of management fees required by any expense limitation provision shall be the sole responsibility of VALIC.

4.	Scope of the SUB-ADVISER’s Activities

VALIC understands that the SUB-ADVISER and its affiliates now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and VALIC has no objection to the SUB-ADVISER so acting, provided that whenever the Covered Fund(s) and one or more other accounts or investment companies advised by the SUB-ADVISER have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The SUB-ADVISER similarly agrees to allocate opportunities to sell securities on an equitable basis. VALIC recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Covered Fund(s). In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the SUB-ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER shall not be liable to VALIC, VC I, the Covered Funds, or to any shareholder in the Covered Fund(s), and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this Agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER in performing its duties under this Agreement. The provisions of this paragraph shall survive the termination of the Agreement.

VALIC shall perform quarterly and annual tax compliance tests and promptly furnish reports of such tests to the SUB-ADVISER after each quarter end to ensure that the Covered Fund(s) is in compliance with Subchapter M of the Code and Section 817(h) of the Code. VALIC shall apprise the SUB-ADVISER promptly after each quarter end of any potential non-compliance with the diversification requirements in such Code provisions. If so advised, the SUB-ADVISER shall take prompt action so that the Covered Fund complies with such Code diversification provisions, as directed by VALIC. VALIC acknowledges that the SUB-ADVISER shall rely completely upon VALIC’s determination of whether and to what extent each Covered Fund(s) is in compliance with Subchapter M and Section 817(h) of the Code and that the SUB-ADVISER has no separate and independent responsibility to test for such compliance.

The SUB-ADVISER does not guarantee the future performance of the Covered Fund(s) or any specific level of performance, the success of any investment decision or strategy that SUB-ADVISER may use, or the success of SUB-ADVISER’s overall management of the Covered Fund(s). VALIC and VC I understand that investment decisions made for the Covered Fund(s) by the SUB-ADVISER are subject to various market, currency, economic, political and business risks and that those investment decisions will not always be profitable. The SUB-ADVISER will manage only the assets of the Covered Fund(s) allocated to its management by VALIC and in making investment decisions for the Covered Fund(s).

5.	Representations of the SUB-ADVISER and VALIC

The SUB-ADVISER represents, warrants, and agrees as follows:

(a)

The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC and VC I with a copy of such code of ethics together with evidence of its adoption.

(c)

The SUB-ADVISER has provided VALIC and VC I with a copy of its Form ADV Part 2A as most recently filed with the SEC and will promptly after filing any amendment to its Form ADV Part 2A with the SEC, furnish a copy of such amendment to VALIC.

VALIC represents, warrants, and agrees as follows:

(a)

VALIC: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)

VALIC has the authority under the current Investment Advisory Agreement between VALIC and VC I to delegate some or all of its responsibilities to one or more sub-advisers and the delegation to the SUB-ADVISER under this Agreement is authorized by and consistent with the grant of authority in that current Investment Advisory Agreement.

6.	Term of Agreement

With respect to each Covered Fund, this Agreement shall continue in effect until the earlier of (i) the effective date of the New Advisory Agreement, which shall be the date on which the New Advisory Agreement is approved by a vote of the “majority of the outstanding voting securities” of the Covered Fund; or (ii) the expiration of the one hundred and fifty (150) day period following the date of this Agreement.

This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act or in the event of the termination of the Interim Advisory Agreement between VALIC and VC I as it relates to any Covered Fund(s). Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to any Covered Fund by the Board of Directors upon the vote of a majority of the entire Board of Directors or by vote of a “majority of the outstanding shares” of the Covered Fund, upon not more than ten (10) calendar days’ written notice to the SUB-ADVISER. This Agreement may also be terminated by VALIC: (i) on not more than 60 days’ nor less than 30 days’ prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ prior written notice to VALIC, or upon such shorter or longer notice as may be mutually agreed upon by the parties.

7.	Indemnification

VALIC agrees to indemnify the SUB-ADVISER for losses, costs, fees, expenses and claims which arise directly or indirectly (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to VC I or a Covered Fund, except insofar as any such statement or omission was specifically made in reliance on written information provided by the SUB-ADVISER to VALIC. The provisions of this paragraph shall survive the termination of this Agreement.

The SUB-ADVISER agrees to indemnify VALIC for losses and claims which arise (i) as a result of the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties by the SUB-ADVISER; or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to VC I or a Covered Fund to the extent any such statement or omission was made in reliance on written information provided by the SUB-ADVISER. The provisions of this paragraph shall survive the termination of this Agreement.

Promptly after receipt by either VALIC or SUB-ADVISER (an “Indemnified Party”) under this Section 7 of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the “Indemnifying Party”) under this Section, notify Indemnifying Party of the commencement thereof; but the omission so to notify Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this Section. In case any such action is brought against any Indemnified Party, and it notified Indemnifying Party of the commencement thereof, Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and Indemnifying Party shall not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

8.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person, or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or VC I with respect to them.

The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the Covered Fund’s property. The SUB-ADVISER also agrees upon request of VALIC or VC I, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder; provided, however, that the SUB-ADVISER may retain copies of such books and records to the extent necessary to comply with applicable law or regulation. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the Covered Fund(s)’s property and will be surrendered promptly to the Covered Fund(s) or VALIC upon request, provided the SUB-ADVISER will not be required to surrender or delete any books and records from back-up, archival or electronic storage maintained by the SUB-ADVISER. The SUB-ADVISER agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Covered Fund(s)’s auditors, the Covered Fund(s) or any representative of the Covered Fund(s), VALIC, or any governmental agency or other instrumentality having regulatory authority over the Covered Fund(s)

VALIC has herewith furnished the SUB-ADVISER copies of VC I’s Prospectus, Statement of Additional Information, investment objectives, policies and restrictions, and any applicable procedures adopted by VC I’s Board of Directors, as currently in effect for the Covered Fund(s) and agrees during the continuance of this Agreement to furnish the SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Until VALIC delivers any amendments or supplements to the SUB-ADVISER, the SUB-ADVISER shall be fully protected in relying on the documents previously furnished to it.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of VC I or the Covered Fund(s) in writing signed or sent by any of the persons who the SUB-ADVISER has reason to believe are acting in good authority. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority.

VALIC agrees to furnish the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Covered Fund(s) or the public that refer in any way to the SUB-ADVISER, and not to use such material if the SUB-ADVISER reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER and shall cease to use the SUB-ADVISER name and/or logo as soon as is reasonable. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and the Covered Fund as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder. The provisions of this paragraph shall survive the termination of this Agreement.

VALIC agrees that the SUB-ADVISER may use the name of VALIC or VC I in any material that merely refers in accurate terms to the appointment of the SUB-ADVISER hereunder.

9.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of New York and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the SEC or such interpretive positions as may be taken by the SEC or its staff. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

10.	Amendment and Waiver

The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

11.	Force Majeure

Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party and could not have been reasonably prevented by the offending party through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

12.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.	Notices

All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

VALIC consents to the delivery of a Covered Fund’s account statements, reports and other communications related to the services provided under this Agreement (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to VALIC, in lieu of sending such Account Communications as hard copies via facsimile, mail or other means. VALIC confirms that it has provided the SUB-ADVISER with at least one valid electronic mail address where Account Communications can be sent. VALIC acknowledges that the SUB-ADVISER reserves the right to distribute certain Account Communications via facsimile, mail or other means to the extent required by applicable law or otherwise deemed advisable. VALIC may withdraw consent to electronic delivery at any time by giving the SUB-ADVISER notice pursuant to this Section.

If to VALIC:

The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, Texas 77019 Attention: General Counsel Email address: valicfundslegal@corebridgefinancial.com

If to SUB-ADVISER:

Janus Henderson Investors US LLC 151 Detroit Street Denver, CO 80206 Attention: General Counsel

14.	Severability

If any part of this Agreement be held invalid or unenforceable to any extent, the remainder of this Agreement shall be enforced to the greatest extent permitted by law.

[Signature page follows]

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ Kevin Adamson
Name: Kevin Adamson
Title: Senior Vice President

JANUS HENDERSON INVESTORS US LLC

By: /s/ Michelin Sharp
Name: Michelin Sharp
Title: Managing Director and Head of Insurance and Retirement

[Signature Page to VC I Janus Interim Investment Sub-Advisory Agreement]

SCHEDULE A

COVERED FUNDS

Effective September 10, 2026

The Annual Fee computed at the following annual rate, based on average daily net assets on that portion of the assets managed by SUB-ADVISER, and payable monthly, will be as follows:

Covered Fund	Fee

Mid Cap Strategic Growth Fund	Omitted